Exhibit 99.1

PRESS RELEASE	June 26, 2020
News Media Contact: Joseph Barrios, (520) 884-3725, jbarrios@tep.com

Tucson Electric Power Plans Dramatic Clean Energy Expansion, 80 Percent Carbon Emissions Reduction

Tucson Electric Power (TEP) plans to provide more than 70 percent of its power from wind and solar resources as part of a cleaner energy portfolio that will reduce carbon emissions 80 percent by 2035.

TEP’s 2020 Integrated Resource Plan (IRP), to be filed today with the Arizona Corporation Commission (ACC), outlines the company’s energy portfolio over the next 15 years. It calls for a dramatic expansion of wind and solar power resources, supported by efficient natural gas fired generators and energy storage systems. It also proposes retirement of TEP’s remaining coal-fired power plants over the next 12 years.

“We’re accelerating our transition to cleaner energy resources through a cost-effective plan that supports reliable and affordable service from increasingly sustainable resources,” TEP CEO David G. Hutchens said. “We’ll be reducing carbon emissions at a pace that places us at the forefront of global efforts to combat climate change.”

Key elements of TEP’s IRP include:

•	2,457 megawatts (MW) of new wind and solar power systems, including 457 MW that will be coming online over the next year.

•	1,400 MW of new energy storage systems.

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A proposal to ramp down and ultimately retire TEP’s two units at the coal fired Springerville Generating Station (SGS) in 2027 and 2032. The timeline would allow TEP to reduce the plant’s workforce through attrition rather than layoffs while providing time for the company to help the local community mitigate the impact of the units’ retirement.

•	Eliminating the use of surface water for power generation and a 70 percent reduction in groundwater use.

•	Continued support for energy efficiency programs to reduce usage and peak power demands.

Together, these changes will allow TEP to maintain a safe, steady energy supply while avoiding more than 50 million tons of carbon dioxide (CO2) emissions over the next 15 years, the period covered by TEP’s IRP.

“We know our customers count on us to make smart energy choices that keep our service affordable and reliable while protecting our environment,” said Susan Gray, TEP President and Chief Operating Officer. “Our new resource plan ensures we can continue satisfying our customers’ high expectations while providing a clear path to a sustainable energy future for our community.”

TEP’s CO2 emission reduction goal was developed in partnership with the University of Arizona’s Institute of the Environment with input from a diverse group of customers, community leaders, local government representatives and environmental advocates. The target represents TEP’s fair share of worldwide efforts to limit global warming to well below 2 degrees Celsius under the 2015 Paris Agreement. TEP’s plan would reduce CO2 emissions by 80 percent compared to levels in 2005, a widely used benchmark year in carbon reduction goals.

“Our goal is ambitious but realistic, reflecting what we can achieve using existing technology during the 15-year time period covered by our IRP,” Hutchens said. TEP’s future resource planning efforts will continue to focus on providing cleaner energy, supported by technological advancements that could allow even greater carbon reductions without compromising reliability and affordability.

“The steps we take to address climate change will define the legacy we leave for future generations,” Hutchens said. “We plan to rise to that challenge on behalf of our customers, our community and our planet.”

Reducing Reliance on Coal

TEP’s plan proposes reducing and ultimately eliminating its use of coal-fired resources, which produce about twice as much CO2 as natural gas generation. That transition is already underway, as TEP is on track to retire more than 600 MW of coal generation by June 2022 through recent and scheduled closures at the Navajo and San Juan Generating Stations. TEP also receives some power from two units at the Four Corners Generating Station that are scheduled to close in 2031.

Concern about climate change and other environmental impacts, low natural gas prices, and the increasing availability of low-cost renewable energy and storage resources are driving interest in alternatives to coal-fired generation nationwide. The planned closure of other coal-fired power plants also could lead to coal mine closures that limit long-term fuel availability.

These trends created an opportunity to evaluate the long-term use of SGS Units 1 and 2. The reliable, well-run units in eastern Arizona remain critical to the company’s current energy portfolio, but TEP will work to supplant them over the coming decade by expanding its use of wind farms, solar arrays and energy storage systems.

SGS Unit 1 can produce up to 387 MW and came online in 1985, while Unit 2 can produce 406 MW and came online in 1990. Units 3 and 4 at the plant were completed in 2006 and 2009 and are owned by Tri-State Generation and Transmission Association and Salt River Project, respectively. TEP operates all four units with a team of 390 employees, including 65 who work for sister company Southwest Energy Solutions. TEP also owns and operates transmission lines that deliver energy from the plant to Tucson.

“The Springerville Generating Station has played a pivotal role in the history of TEP, powering our community’s growth for more than three decades,” Gray said. “The plant and our employees there also remain an important part of our future, as they’ll make it possible for us to provide reliable, affordable power as we transition to a new generation of energy resources.”

Beginning in 2023, TEP plans to transition to seasonal operations that idle one of the units during cooler months. Both units are still needed to meet summer peak demand. After the closure of Unit 1 in 2027, TEP plans to continue seasonal operations of Unit 2 through 2032.

During this time, TEP will work closely with employees and local leaders to prepare for the units’ closure and promote sustainable economic growth in the region. “We know our plant and our employees are a big part of the Springerville-area community, and we plan to work together over the next 12 years to support their long-term success,” Hutchens said.
TEP’s plans for SGS will depend on ACC approval of a modified plan for timely recovery of the plant’s remaining value. The company has not yet determined what rate changes it may request or the timing of any such request.
Clean Energy Expansion
TEP’s plan calls for a dramatic expansion of renewable energy resources, including some systems that are already underway. The company is working to complete two large, New Mexico wind farms and a local solar plus storage project that will more than double its community-scale clean energy resources by next year.
But that’s just the beginning. The IRP calls for enough new wind and solar generating capacity to provide more than 40 percent of the company’s power in 2030, more than 60 percent by 2033 and more than 70 percent by 2035. The expansions coincide with the planned addition of energy storage systems, which are projected to cost significantly less after 2030 than they do today.
“Maintaining reliable service with higher levels of wind and solar power requires responsive, efficient natural gas resources as well as storage, which is projected to become much more affordable over the next decade,” Hutchens said. “Our plan is designed to capitalize on those price reductions to achieve ambitious carbon emission reductions without compromising on cost-effectiveness or affordability.”
For more details about TEP’s 2020 Integrated Resource Plan, visit tep.com/resource-planning.

TEP provides safe, reliable electric service to approximately 429,000 customers in Southern Arizona. For more information, visit tep.com. TEP and its parent company, UNS Energy, are subsidiaries of Fortis Inc., which owns utilities that serve more than 3 million customers across Canada and in the United States and the Caribbean. For more information, visit fortisinc.com.